UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR 12(G) OF THE
SECURITIES EXCHANGE ACT OF 1934

Biomet, Inc.

(Exact name of registrant as specified in its charter)

Indiana	35-1418342
(State of incorporation or organization)	(IRS Employer Identification No.)

56 East Bell Drive
Warsaw, Indiana	46582
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.        ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box         ☐

Securities Act registration statement file number to which this form relates:	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act

Not applicable

ITEM 1.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On December 17, 2006, in accordance with the Rights Agreement, dated as of December 16, 1999, as amended (the “Rights Agreement”), between the Corporation and American Stock Transfer & Trust Company (as the successor rights agent to Lake City Bank), the Corporation’s Board of Directors terminated the Rights Agreement and redeemed all Rights (as defined in the Rights Agreement) issued and outstanding under the Rights Agreement. As provided in the Rights Agreement, the Rights terminated on December 17, 2006, and, thereafter, holders of the Rights are entitled only to receive the Redemption Price, as hereinafter defined.  In connection with the foregoing, a redemption payment of $0.0001 per Right (the “Redemption Price”) will be paid by the Corporation to Rights holders in accordance with the terms of the Rights Agreement.  The record date for payment of the Redemption Price will be December 28, 2006, and the payment date will occur on or about January 2, 2007.

ITEM 2.  EXHIBITS.

Number	Description

1.1

Rights Agreement between Biomet, Inc. and Lake City Bank as Rights Agent, dated as of December 16, 1999. (Incorporated by reference to Exhibit 4 to Biomet, Inc. Form 8-K Report dated December 16, 1999, File No. 0-12515), as amended September 1, 2002 to change rights agent to American Stock Transfer and Trust Company. (Incorporated by reference to Exhibit 4.2 to Biomet, Inc. Form 10-Q Quarterly Report dated January 13, 2003, File No. 0-12515).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 18, 2006	BIOMET, INC.
(Registrant)

/s/ Bradley J. Tandy
By: Bradley J. Tandy
Its: Vice President, Acting General Counsel and Secretary and Corporate Compliance Officer

EXHIBIT INDEX

Number	Description

1.1

Rights Agreement between Biomet, Inc. and Lake City Bank as Rights Agent, dated as of December 16, 1999. (Incorporated by reference to Exhibit 4 to Biomet, Inc. Form 8-K Report dated December 16, 1999, File No. 0-12515), as amended September 1, 2002 to change rights agent to American Stock Transfer and Trust Company. (Incorporated by reference to Exhibit 4.2 to Biomet, Inc. Form 10-Q Quarterly Report dated January 13, 2003, File No. 0-12515).